Exhibit 99.1

Applied Materials Revises Fourth Quarter of Fiscal 2022 Business Outlook

SANTA CLARA, Calif., Oct. 12, 2022 – Applied Materials, Inc. is revising its business outlook for the fourth quarter of fiscal 2022, ending Oct. 30, 2022.

On Oct. 7, 2022, the United States government announced new export regulations for U.S. semiconductor technology sold in China, including wafer fabrication equipment and related parts and services. Applied currently estimates that the new regulations will reduce its fourth-quarter net sales by approximately $400 million, plus or minus $150 million.

Applied is revising its fourth-quarter business outlook for net sales to approximately $6.4 billion, plus or minus $250 million, which compares to the prior outlook of $6.65 billion, plus or minus $400 million. The revised net sales outlook reflects the impact of the new export regulations partially offset by supply chain performance improvements.

Applied now expects fourth-quarter non-GAAP adjusted diluted EPS to be in the range of $1.54 to $1.78, which compares to the prior range of $1.82 to $2.18. The revised EPS outlook includes the impact of lower expected revenue along with a preliminary estimated impact of approximately $0.23 primarily for inventory and remanufacturing charges related to the new export regulations.

Applied is pursuing additional export licenses and authorizations where needed. The company currently expects the new regulations will impact net sales in the first quarter of fiscal 2023 by a similar amount as in the current quarter. Additional information will be provided during the company’s next earnings webcast.

Applied Materials is a global business with customers, suppliers and operations located in many countries around the world. Applied’s business depends on international trade, and the company is committed to complying with all applicable trade regulations.

Forward-Looking Statements

This press release contains forward-looking statements, including those regarding our business and financial outlook for the fourth quarter of fiscal 2022 and beyond, the impact of new export regulations on our ability to export products and provide services to customers and on our results of operations, our intent to seek additional licenses pursuant to new export regulations, and other statements that are not historical facts. These statements and their underlying assumptions are subject to risks and uncertainties and are not guarantees of future performance. Factors that could cause actual results to differ materially from those expressed or implied by such statements include, without limitation: the level of demand for our products, our ability to meet customer demand, and our suppliers’ ability to meet our demand requirements; global economic, political and industry conditions; the interpretation and implementation of new export regulations and license requirements as well as accounting rules; global trade issues and changes in trade and export regulations and policies; our ability to obtain licenses or authorizations on a timely basis, if at all; transportation interruptions and logistics constraints; the effects of regional or global health epidemics; consumer demand for electronic products; the demand for semiconductors; customers’ technology and capacity requirements; the introduction of new and innovative technologies, and the timing of technology transitions; our ability to develop, deliver and support new products and technologies; the concentrated nature of our customer base; our ability to accurately forecast future results, market conditions, customer requirements and business needs; our ability to ensure compliance with applicable law, rules and regulations; and other risks and uncertainties described in our SEC filings, including our recent Forms 10-Q and 8-K. All forward-looking statements are based on management’s current estimates, projections and assumptions, and we assume no obligation to update them.

Non-GAAP Financial Measures

This outlook for non-GAAP adjusted diluted EPS excludes known charges related to completed acquisitions of $0.01 per share, includes the normalized tax benefit of share-based compensation of $0.02 per share and includes a net income tax benefit related to intra-entity intangible asset transfers of $0.03 per share, but does not reflect any items that are unknown at this time, such as any additional charges related to acquisitions or other non-operational or unusual items, as well as other tax related items, which we are not able to predict without unreasonable efforts due to their inherent uncertainty.

About Applied Materials

Applied Materials, Inc. (Nasdaq: AMAT) is the leader in materials engineering solutions used to produce virtually every new chip and advanced display in the world. Our expertise in modifying materials at atomic levels and on an industrial scale enables customers to transform possibilities into reality. At Applied Materials, our innovations make possible a better future. Learn more at www.appliedmaterials.com.

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Contact:

Ricky Gradwohl (editorial/media) 408.235.4676

Michael Sullivan (financial community) 408.986.7977